                                                                    Exhibit 4.3

                          COULTER PHARMACEUTICAL, INC.


                AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT

                                TABLE OF CONTENTS

                                                                                                      PAGE


1.       GENERAL.......................................................................................  1
         1.1      Amendment of Prior Agreement.........................................................  1
         1.2      Definitions..........................................................................  2

2.       REGISTRATION; RESTRICTIONS ON TRANSFER........................................................  3
         2.1      Restrictions on Transfer.............................................................  3
         2.2      Demand Registration..................................................................  4
         2.3      Piggyback Registrations..............................................................  5
         2.4      Form S-3 Registration................................................................  6
         2.5      Expenses of Registration.............................................................  7
         2.6      Obligations of the Company...........................................................  7
         2.7      Termination of Registration Rights...................................................  8
         2.8      Delay of Registration................................................................  8
         2.9      Indemnification......................................................................  8
         2.10     Assignment of Registration Rights.................................................... 11
         2.11     Amendment of Registration Rights..................................................... 11
         2.12     Limitation on Subsequent Registration Rights......................................... 11
         2.13     "Market Stand-Off" Agreement......................................................... 11
         2.14     Rule 144 Reporting................................................................... 12

3.       COVENANTS OF THE COMPANY...................................................................... 12
         3.1      Basic Financial Information and Reporting............................................ 12
         3.2      Inspection Rights.................................................................... 13
         3.3      Confidentiality of Records........................................................... 13
         3.4      Reservation of Common Stock.......................................................... 14
         3.5      Stock Vesting........................................................................ 14
         3.6      Proprietary Information and Inventions Agreement..................................... 14
         3.7      Insurance............................................................................ 14
         3.8      Real Property Holding Corporation.................................................... 14
         3.9      Certain Covenants Relating to SBA Matters............................................ 15
         3.10     Termination of Covenants............................................................. 16

4.       RIGHTS OF FIRST REFUSAL....................................................................... 16
         4.1      Subsequent Offerings................................................................. 16
         4.2      Exercise of Rights................................................................... 17
         4.3      Issuance of Equity Securities to Other Persons....................................... 17
         4.4      Termination of Rights of First Refusal............................................... 17
         4.5      Transfer of Rights of First Refusal.................................................. 17
         4.6      Excluded Securities.................................................................. 17

                                TABLE OF CONTENTS

                                                                                                      PAGE

5.       CO-SALE RIGHTS................................................................................ 18
         5.1      Purchase Rights; Co-Sale Rights...................................................... 18
         5.2      Exempt Transfers..................................................................... 20
         5.3      Prohibited Transfers................................................................. 20
         5.4      Legend............................................................................... 21
         5.5      Termination of Rights................................................................ 21

6.       MISCELLANEOUS................................................................................. 22
         6.1      Governing Law........................................................................ 22
         6.2      Survival............................................................................. 22
         6.3      Successors and Assigns............................................................... 22
         6.4      Separability......................................................................... 22
         6.5      Amendment and Waiver................................................................. 22
         6.6      Delays or Omissions.................................................................. 22
         6.7      Notices.............................................................................. 23
         6.8      Attorneys' Fees...................................................................... 23
         6.9      Titles and Subtitles................................................................. 23
         6.10     Counterparts......................................................................... 23

                              AMENDED AND RESTATED
                           INVESTORS' RIGHTS AGREEMENT


         This AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT (the "Agreement") is entered into as of the 18th day of April, 1996, by and among COULTER PHARMACEUTICAL, INC., a Delaware corporation (the "Company") and the other undersigned parties for the purposes of amending certain rights previously granted to purchasers of the Company's Series A and Series B Preferred Stock and granting similar rights to the purchasers of the Company's Series C Preferred Stock (the holders of Series A, Series B and Series C Preferred Stock are noted on Exhibit A hereto and shall collectively be referred to hereinafter as the "Purchasers" and each individually as a "Purchaser") as more fully set forth below.

                                    RECITALS

         A. The Company has granted certain holders of its Series A and Series B Preferred Stock (collectively, the "Existing Holders") registration and other rights under that certain Amended and Restated Investors' Rights Agreement dated as of August 29, 1995 (the "Prior Agreement").

         B. The Company proposes to sell and issue up to 10,000,000 shares of its Series C Preferred Stock (the "Series C Stock") and warrants exercisable for the purchase of up to 1,501,501 shares of the Company's Common Stock pursuant to that certain Series C Stock and Warrant Purchase Agreement of even date herewith (the "Purchase Agreement").

         C. As a condition of entering into the Purchase Agreement, the Purchasers of the Series C Stock and warrants have requested that the Company extend to them registration and other rights with respect to the Series C Preferred Stock as set forth below, and the Existing Holders who are signatories of the Agreement are willing to amend the rights given to them pursuant to the Prior Agreement by replacing such rights in their entirely with the rights set forth in this Agreement.

         D. Furthermore, the Purchasers desire to extend to each other certain rights of co-sale, as more fully set forth below.

         NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement and in the Purchase Agreement, the parties mutually agree as follows:

1.       GENERAL

         1.1 AMENDMENT OF PRIOR AGREEMENT. The undersigned parties, who constitute the requisite parties necessary to amend the Prior Agreement, hereby agree that effective upon the date hereof, the Prior Agreement is null and void and superseded by the rights and obligations set forth in this Agreement.

         1.2 DEFINITIONS. As used in this Agreement the following terms shall have the following respective meanings:

         "HOLDER" means any person owning of record Registrable Securities that have not been sold to the public or any assignee of record of such Registrable Securities in accordance with Section 2.10 hereof.

         "MAJOR PURCHASER" means any Purchaser (with its affiliates) who owns not less than two hundred fifty thousand (250,000) shares of Registrable Securities.

         "REGISTER," "REGISTERED," and "REGISTRATION" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

         "REGISTRABLE SECURITIES" means (i) Common Stock of the Company issued or issuable upon conversion of the Shares or exercise of the Warrants; and (ii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities. Notwithstanding the foregoing, Registrable Securities shall not include any securities sold by a person to the public either pursuant to a registration statement or Rule 144 or sold in a private transaction in which the transferror's rights under Article II of this Agreement are not assigned.

          "REGISTRABLE SECURITIES THEN OUTSTANDING" shall be the number of shares determined by calculating the total number of shares of the Company's Common Stock that are Registrable Securities and either (1) are then issued and outstanding or (2) are issuable pursuant to then exercisable or convertible securities.

         "REGISTRATION EXPENSES" shall mean all expenses incurred by the Company in complying with Sections 2.2, 2.3 and 2.4 hereof, including, without limitation, all registration and filing fees, printing expenses, transfer taxes, fees and disbursements of counsel for the Company, reasonable fees and disbursements not to exceed Fifteen Thousand Dollars ($15,000) of a single special counsel for the Holders, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

         "SBIC INVESTOR" shall mean any Purchaser which is organized as a small business investment company under the Small Business Investment Act of 1958, as amended.

         "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

         "SELLING EXPENSES" shall mean all underwriting discounts and selling commissions applicable to the sale.

         "SHARES" shall mean the Company's Series A, Series B and Series C Preferred Stock.

         "TRANSFEROR" shall have that meaning ascribed thereto in Section 5.1.1 below.

         "FORM S-3" means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

         "SEC" or "COMMISSION" means the Securities and Exchange Commission.

         "WARRANTS" shall mean those certain warrants to purchase shares of the Company's common stock issued pursuant to the Purchase Agreement.

2.       REGISTRATION; RESTRICTIONS ON TRANSFER

         2.1      RESTRICTIONS ON TRANSFER.

                  (a) Each Holder agrees not to make any disposition of all or any portion of the Registrable Securities (or the Common Stock issuable upon the conversion thereof) unless and until:

                      (i) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

                      (ii) (A)The transferee has agreed in writing to be bound by the terms of this Agreement; (B) Such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (C) if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

                      (iii) Notwithstanding the provisions of paragraphs (i) and (ii) above, no such registration statement or opinion of counsel shall be necessary for a transfer by a Holder which is (A) a partnership to its partners in accordance with partnership interests, (B) a private corporation to its shareholders in accordance with shareholder interests or any Affiliate (as that term is defined under the Securities Act), (c) a corporation to its parent corporation or another entity controlled by its parent corporation, or (D) to the Holder's family member, estate or trust for the benefit of an individual Holder (including a transfer to a transferee Holder's family member, estate or trust for the benefit of an individual transferee Holder), provided that any such transferee under clauses (A), (B), (C) or (D) will be subject to the terms of this Section 2.1 to the same extent as if he, she or it were an original Holder hereunder.

                  (b) Each certificate representing Shares or Registrable Securities shall (unless otherwise permitted by the provisions of the Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws or as provided elsewhere in the Agreement):

         THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL OR BASED ON OTHER WRITTEN EVIDENCE IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

                  (c) The Company shall be obligated to reissue promptly unlegended certificates at the request of any holder thereof if the holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend.

                  (d) Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

         2.2      DEMAND REGISTRATION.

                  (a) Subject to the conditions of this Section 2.2, if the Company shall receive at any time after the earlier of (i) April 15, 2000, or
(ii) the date 180 days following the effective date of the registration statement pertaining to the initial public offering of the Company's Common Stock (the "Initial Offering") a written request from the Holders of more than thirty percent (30%) of the Registrable Securities then outstanding (the "Initiating Holders") that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities having an aggregate offering price to the public in excess of $7,500,000, then the Company shall, within thirty (30) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 2.2, effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered.

                  (b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.2 and the Company shall include such information in the written notice referred to in Section 2.2(a). In such event, the right of any Holder to include his, her or its Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 2.2, if the underwriter advises the Company in writing that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders participating in such underwriting (including the Initiating Holders). In the event that any Registrable Securities are excluded or withdrawn from such underwriting as a result of the application of the preceding sentence, such registration may not include shares of any selling shareholder other than a Holder of Registrable Securities. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

                  (c) The Company shall be obligated to effect up to two (2) registrations pursuant to this Section 2.2, but shall not be obligated to effect more than two (2) registrations pursuant to this Section 2.2.

                  (d) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.2, a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided that such right to delay a request shall be exercised by the Company no more than once in any one-year period.

         2.3 PIGGYBACK REGISTRATIONS. The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to employee benefit plans and corporate reorganizations) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the

Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

             (a) UNDERWRITING. If the registration statement under which the Company gives notice under this Section 2.3 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to be included in a registration pursuant to this
Section 2.3 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of the Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to the Holders on a pro rata basis based on the total number of Registrable Securities held by the Holders; and third, to any shareholder of the Company (other than a Holder) on a pro rata basis. No such reduction shall reduce the securities being offered by the Company for its own account to be included in the registration and underwriting, except that in no event shall the amount of securities of the selling Holders included in the registration be reduced below twenty-five percent (25%) of the total amount of securities included in such registration. In no event will shares of any other selling shareholder be included in such registration which would reduce the number of shares which may be included by Holders without the written consent of Holders of not less than two-thirds (66 2/3%) of the Registrable Securities proposed to be sold in the offering.

         2.4 FORM S-3 REGISTRATION. In case the Company shall receive from any Holder or Holders of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

             (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

             (b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4: (i) if Form S-3 is not available for such offering by the Holders, (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $500,000, (iii) if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board of Directors of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 2.4, (iv) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form S-3 for the Holders pursuant to this Section 2.4, or (v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

             (c) Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. All such Registration Expenses incurred in connection with registrations requested pursuant to this Section 2.4 after the first two (2) registrations shall be paid by the selling Holders pro rata in proportion to the number of shares sold by each.

         2.5 EXPENSES OF REGISTRATION. All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to
Section 2.2 or any registration under Section 2.3 or Section 2.4 herein shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered. The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 2.2 or 2.4, the request of which has been subsequently withdrawn by the Initiating Holders unless (a) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders were not aware at the time of such request or (b) the Holders of a majority of Registrable Securities agree to forfeit their right to one requested registration pursuant to Section 2.2 or Section 2.4 in which event such right shall be forfeited by all Holders). If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to Section 2.5(a), then the Holders shall not forfeit their rights pursuant to Section 2.2 or Section 2.4 to a demand registration.

         2.6 OBLIGATIONS OF THE COMPANY. Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

             (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to ninety (90) days.

             (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

             (c) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

             (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

             (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

             (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

             (g) Furnish, at the request of a majority of the Holders participating in the registration, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

         2.7 TERMINATION OF REGISTRATION RIGHTS. All registration rights granted under this Article II shall terminate and be of no further force and effect seven (7) years after the date following the Company's Initial Offering.

         2.8 DELAY OF REGISTRATION. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Article II.

         2.9 INDEMNIFICATION. In the event any Registrable Securities are included in a registration statement under Sections 2.2, 2.3 or 2.4:

             (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended, (the "1934 Act"), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation") by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Securities Act, the 1934 Act or any state securities law in connection with the offering covered by such registration statement; and the Company will reimburse each such Holder, partner, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 2.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder.

             (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder's partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject under the Securities Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Violation; provided, however, that the indemnity agreement contained in this Section 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this Section 2.9 exceed the gross proceeds (net of Selling Expenses) from the offering received by such Holder.

             (c) Promptly after receipt by an indemnified party under this
Section 2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.

                  (d) If the indemnification provided for in this Section 2.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that in no event shall any contribution under this Section 2.9(b) exceed the gross proceeds (net of Selling Expenses) from the offering received by such Holder.

              (e) The foregoing indemnity agreements of the Company and Holders are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the "Final Prospectus"), such indemnity agreement shall not inure to the benefit of any person if a copy of the Final Prospectus was furnished to the indemnified party and was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

              (f) The obligations of the Company and Holders under this Section
2.9 shall survive the completion of any offering of Registrable Securities in a registration statement, and otherwise.

         2.10 ASSIGNMENT OF REGISTRATION RIGHTS. The rights to cause the Company to register Registrable Securities pursuant to this Article II may be assigned by a Holder to a transferee or assignee of Registrable Securities; provided, however, that no such transferee or assignee shall be entitled to registration rights under Sections 2.2, 2.3 or 2.4 hereof unless it acquires at least fifty thousand (50,000) shares of Registrable Securities (as adjusted for stock splits and combinations) and the Company shall, within twenty (20) days after such transfer, be furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned. Notwithstanding the foregoing, rights to cause the Company to register securities may be assigned to any subsidiary, parent, general partner or limited partner of a Holder.

         2.11 AMENDMENT OF REGISTRATION RIGHTS. Any provision of this Article II may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders of at least sixty-six and two-thirds percent (66 2/3%) of the Registrable Securities. Any amendment or waiver effected in accordance with this Section 2.11 shall be binding upon each Holder and the Company. By acceptance of any benefits under this Article II, Holders of Registrable Securities hereby agree to be bound by the provisions hereunder.

         2.12 LIMITATION ON SUBSEQUENT REGISTRATION RIGHTS. After the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company that would permit such holder to require that the Company register any securities held by such holder.

         2.13 "MARKET STAND-OFF" AGREEMENT. If requested by the Company and an underwriter of Common Stock (or other securities) of the Company, a Purchaser holding more than one percent (1%) of the Company's voting securities shall not sell or otherwise transfer or dispose of any Common Stock (or other securities) of the Company held by such Purchaser (other than those included in the registration) for a period specified by the underwriters not to exceed one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act, provided that such agreement shall apply only to the Company's Initial Offering.

         The obligations described in this Section 2.13 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the shares (or securities) subject to the foregoing restriction until the end of said one hundred eighty (180) day period.

         2.14 RULE 144 REPORTING. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

             (a) Make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

             (b) File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act;

             (c) So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

3.       COVENANTS OF THE COMPANY.

         3.1 BASIC FINANCIAL INFORMATION AND REPORTING.

             (a) The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied, and will set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.

             (b) As soon as practicable after the end of each fiscal year of the Company, and in any event within 90 days thereafter, the Company will furnish each Purchaser a consolidated balance sheet of the Company, as at the end of such fiscal year, and a consolidated statement of income and a consolidated statement of cash flows of the Company, for such year, all prepared in accordance with generally accepted accounting principles and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail. Such financial statements shall be accompanied by a report and opinion thereon by independent public accountants of national standing selected by the Company's Board of Directors.

             (c) The Company will furnish each Purchaser, as soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within thirty (30) days thereafter, a consolidated balance sheet of the Company as of the end of each such quarterly period, and a consolidated statement of income and a consolidated statement of cash flows of the Company for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

             (d) The Company will furnish each Major Purchaser (i) at least thirty (30) days prior to the beginning of each fiscal year an annual budget and operating plans for such fiscal year; and (ii) within thirty (30) days after the end of each month, an unaudited balance sheet and statements of income and cash flows, prepared in accordance with generally accepted accounting principles, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made, but such statement shall set forth applicable budget figures and variances from budget.

         3.2 INSPECTION RIGHTS. Each Major Purchaser shall have the right to visit and inspect any of the properties of the Company or any of its subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers, all at such reasonable times and as often as may be reasonably requested; provided, however, that the Company shall not be obligated under this Section 3.2 with respect to a competitor of the Company or with respect to information which the Board of Directors determines in good faith is confidential and should not, therefore, be disclosed.

         3.3      CONFIDENTIALITY OF RECORDS.

                  (a) Each Purchaser agrees not to use Confidential Information (as hereinafter defined) of the Company for its own use or for any purpose except to evaluate and enforce its equity investment in the Company. Except as permitted under subsection 3.3(b) below, each Purchaser agrees to use its reasonable best efforts not to disclose such Confidential Information to any third parties. Each Purchaser shall undertake to treat such Confidential Information in a manner consistent with the treatment of its own information of such proprietary nature and agrees that it shall protect the confidentiality of and use reasonable best efforts to prevent disclosure of the Confidential Information to prevent it from falling into the public domain or the possession of unauthorized persons. Each transferee of any Purchaser who receives

Confidential Information shall agree to be bound by such provisions. For purposes of this Section, "Confidential Information" means any information, technical data, or know-how, including, but not limited to, the Company's research, products, software, services, development, inventions, processes, designs, drawings, engineering, marketing, or finances, disclosed by the Company either directly or indirectly in writing, orally or by drawings or inspection of parts or equipment.

             (b) Confidential Information does not include information, technical data or know-how which (i) is in the Purchaser's possession at the time of disclosure as shown by Purchaser's files and records immediately prior to the time of disclosure; (ii) before or after it has been disclosed to the Purchaser, it is part of the public knowledge or literature, not as a result of any action or inaction of the Purchaser; or (iii) is approved for release by written authorization of Company. The provisions of this Section shall not apply
(i) to the extent that a Purchaser is required to disclose Confidential Information pursuant to any law, statute, rule or regulation or any order of any court or jurisdiction process or pursuant to any direction, request or requirement (whether or not having the force of law but if not having the force of law being of a type with which institutional investors in the relevant jurisdiction are accustomed to comply) of any self-regulating organization or any governmental, fiscal, monetary or other authority; (ii) to the disclosure of Confidential Information to a Purchaser's employees, counsel, accountants or other professional advisors; (iii) to the extent that a Purchaser needs to disclose Confidential Information for the protection of any of such Purchaser's rights or interest against the Company, whether under this Agreement or otherwise; or (iv) to the disclosure of Confidential Information to a prospective transferee of securities which agrees to be bound by the provisions of this Section in connection with the receipt of such Confidential Information.

         3.4 RESERVATION OF COMMON STOCK. The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Preferred Stock or exercise of the Warrants, all Common Stock issuable from time to time upon such conversion and exercise.

         3.5 STOCK VESTING. Unless otherwise approved by the Board of Directors, all stock options and other stock equivalents issued after the date of this Agreement to employees, directors, consultants and other service providers shall be subject to vesting as follows: (i) twenty-five percent (25%) of such stock shall vest at the end of the first year following the earlier of the date of issuance or such person's services commencement date with the Company, and (ii) seventy-five percent (75%) of such stock shall vest over the remaining three (3) years. With respect to any shares of stock purchased by any such person, the Company shall have a repurchase option which shall provide that upon such person's termination of employment or service with the Company, with or without cause, the Company or its assignee (to the extent permissible under applicable securities laws and other laws) shall have the option to purchase at cost any unvested shares of stock held by such person.

         3.6 PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT. The Company shall require all employees and consultants to execute and deliver a Proprietary Information and Inventions Agreement substantially in the form attached to the Purchase Agreement as Exhibit E.

         3.7 INSURANCE. The Company shall promptly acquire and maintain suitable fire, casualty and liability insurance coverage suitable for a company of its kind, including coverage against products liability claims, in an amount deemed appropriate by the Company's Board of Directors.

         3.8 REAL PROPERTY HOLDING CORPORATION. The Company covenants that it will operate in a manner such that it will not become a "United States real property holding corporation" as that term is defined in Section 897(c)(2) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder ("FIRPTA"). The Company agrees to make determinations as to its status as a USRPHC, and will file statements concerning those determinations with the Internal Revenue Service, in the manner and at the times required under Reg.
Section 1.897-2(h), or any supplementary or successor provision thereto. Within 30 days of a request from a Purchaser or any of its partners, the Company will inform the requesting party, in the manner set forth in Reg. Section 1.897-2(h)(1)(iv) or any supplementary or successor provision thereto, whether that party's interest in the Company constitutes a United States real property interest (within the meaning of Internal Revenue Code Section 897(c)(1) and the regulations thereunder) and whether the Company has provided to the Internal Revenue Service all required notices as to its USRPHC status.

         3.9 CERTAIN COVENANTS RELATING TO SBA MATTERS.

             (a) USE OF PROCEEDS. The proceeds from the issuance and sale of the Series C Preferred Stock and Warrants pursuant to the Purchase Agreement (the "Proceeds") shall be used by the Company for its growth, modernization or expansion. The Company shall provide each SBIC Investor and the Small Business Administration (the "SBA") reasonable access to the Company's books and records for the purpose of confirming the use of Proceeds.

             (b) BUSINESS ACTIVITY. For a period of one year following the Closing, the Company shall not change the nature of its business activity if such change would render the Company ineligible as provided in 13 C.F.R. Section 107.720.

             (c) COMPLIANCE. So long as any SBIC Investor holds any securities of the Company, the Company will at all times comply with the non-discrimination requirements of 13 C.F.R. Parts 112, 113 and 117.

             (d) INFORMATION FOR SBIC INVESTOR. Within 45 days after the end of each fiscal year and at such other times as an SBIC Investor may reasonably request, the Company shall deliver to such SBIC Investor a written assessment, in form and substance satisfactory to such SBIC Investor, of the economic impact of such SBIC Investor's financing specifying the full-time equivalent jobs created or retained in connection with such investment, and the impact of the financing on the Company's business in terms of revenue and profits and on taxes paid by the Company and its employees. Upon request, the Company promptly (and in any event within 20 days of such request) will furnish to each SBIC Investor all information reasonably requested by such SBIC Investor in order for such SBIC Investor to comply with the requirements of 13 C.F.R. Section 107.620 or to prepare and file SBA Form 468 and any other information requested or required by any governmental agency asserting jurisdiction over such SBIC Investor. The Company shall afford to representatives of the SBA reasonable access to the books, records and properties of the Company and its subsidiaries. Any submission of any financial information under Section 3.1 or this Section 3.6(d) shall include a certificate of the Company's president, chief executive officer, treasurer or chief financial officer. If an SBIC Investor requests confidential information from the Company for the purpose of providing such information to the SBA, then if requested in writing by the Company at the time the Company provides such information to such SBIC Investor, the SBIC Investor shall, to the extent permitted by law, request that such confidential information be treated confidentially by the SBA.

             (e) NUMBER OF HOLDERS OF VOTING SECURITIES. So long as any SBIC Investor holds any securities purchased pursuant to the Purchase Agreement or issued by the Company with respect thereto, the Company shall notify each SBIC Investor (i) at least 15 days prior to taking any action after which the number of record holders of the Company's voting securities would be increased from fewer than 50 to 50 or more, and (ii) of any other action or occurrence after which the number of record holders of the Company's voting securities was increased (or would increase) from fewer than 50 to 50 or more, as soon as practicable after the Company becomes aware that such other action or occurrence has occurred or is proposed to occur.

             (f) REGULATORY COMPLIANCE COOPERATION. In the event that BankAmerica Ventures determines that it has a Regulatory Problem (as defined below), it shall have the right to transfer its Registrable Securities without regard to any restrictions on transfer set forth in this Agreement or the Purchase Agreement (provided that the transferee agrees to become a party to each such agreement), and the Company shall take all such actions as are reasonably requested by BankAmerica Ventures in order to (i) effectuate and facilitate any transfer by it of any securities of the Company then held by it to any person designated by BankAmerica Ventures, (ii) permit BankAmerica Ventures (or any of its affiliates) to exchange all or any portion of any voting security then held by it on a share-for-share basis for shares of a nonvoting security of the Company, which nonvoting security shall be identical in all respects to the voting security exchanged for it, except that it shall be nonvoting and shall be convertible into a voting security on such terms as are requested by it in light of regulatory considerations then prevailing, and (iii) amend this Agreement, as amended from time to time, to effectuate and reflect the foregoing. The parties to this Agreement agree to vote all of the Company's securities held by them in favor of such amendments and actions. For purposes of this Agreement, a "Regulatory Problem" means any set of facts or circumstances wherein it has been asserted by any governmental regulatory agency that BankAmerica Ventures is not entitled to hold, or exercise any significant right with respect to, the underlying securities into which the Shares are convertible or the Warrants are exercisable.

         3.10 TERMINATION OF COVENANTS. All covenants of the Company contained in Article III of this Agreement shall expire and terminate as to each Purchaser after the time of effectiveness of the Company's first firm commitment underwritten public offering registered under the Securities Act.

4.       RIGHTS OF FIRST REFUSAL.

         4.1 SUBSEQUENT OFFERINGS. Each Major Purchaser shall have a right of first refusal to purchase its pro rata share of all Equity Securities, as defined below, that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section 4.6 hereof. Each Major Purchaser's pro rata share is equal to the ratio of the number of shares of the Company's Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Shares) which such Major Purchaser is deemed to be a holder immediately prior to the issuance of such Equity Securities to the total number of shares of the Company's outstanding Common Stock (including all shares of Common Stock issuable upon conversion of the Shares) held by all Major Purchasers. The term "Equity Securities" shall mean (i) any stock or similar security of the Company,
(ii) any security convertible, with or without consideration, into any stock or similar security (including any option to purchase such a convertible security),
(iii) any security carrying any warrant or right to subscribe to or purchase any stock or similar security or (iv) any such warrant or right.

         4.2 EXERCISE OF RIGHTS. If the Company proposes to issue any Equity Securities, it shall give each Major Purchaser written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Company proposes to issue the same. Each Major Purchaser shall have fifteen (15) days from the giving of such notice to agree to purchase its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased. Notwithstanding the foregoing, the Company shall not be required to offer or sell such Equity Securities to any Major Purchaser who would cause the Company to be in violation of applicable federal securities laws by virtue of such offer or sale.

         4.3 ISSUANCE OF EQUITY SECURITIES TO OTHER PERSONS. If not all of the Major Purchasers elect to purchase their pro rata share of the Equity Securities, then the Company shall promptly notify in writing the Major Purchasers who do so elect and shall offer such Major Purchasers the right to acquire such unsubscribed shares ("Subscription Notice"). The Major Purchasers shall have five (5) days after receipt of the Subscription Notice to notify the Company of its election to purchase all or a portion thereof of the unsubscribed shares. If the Major Purchasers fail to exercise in full the rights of first refusal, the Company shall have sixty (60) days thereafter to sell the Equity Securities in respect of which the Major Purchasers' rights were not exercised, at a price and upon terms and conditions no more favorable to the purchasers thereof than specified in the Company's notice to the Major Purchasers pursuant to Section 4.2 hereof. If the Company has not sold such Equity Securities within such ninety (90) days, the Company shall not thereafter issue or sell any Equity Securities, without first offering such securities to the Major Purchasers in the manner provided above.

         4.4 TERMINATION OF RIGHTS OF FIRST REFUSAL. The rights of first refusal established by this Article IV shall terminate upon the closing of an underwritten public offering of Common Stock of the Company made pursuant to an effective registration statement under the Securities Act.

         4.5 TRANSFER OF RIGHTS OF FIRST REFUSAL. The rights of first refusal of each Major Purchaser under this Article IV may be transferred to any party described in clauses (A), (B) or (C) of Section 2.1(a)(iii), to any successor in interest to all or substantially all the assets of such Major Purchaser, or to a transferee who acquires two hundred fifty thousand (250,000) shares of Registrable Securities.

         4.6 EXCLUDED SECURITIES. The rights of first refusal established by this Article IV shall have no application to any of the following Equity
Securities:

             (a) shares of Common Stock (and/or options, warrants or other Common Stock purchase rights issued pursuant to such options, warrants or other rights) issued or to be issued to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary, pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board;

             (b) stock issued pursuant to any rights or agreements outstanding as of the date of this Agreement, options and warrants outstanding as of the date of this Agreement; and stock issued pursuant to any such rights or agreements granted after the date of this Agreement, provided that the rights of first refusal established by this Article IV applied with respect to the initial sale or grant by the Company of such rights or agreements;

             (c) any Equity Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination;

             (d) any Equity Securities that are issued by the Company as part of an underwritten public offering referred to in Section 4.4 hereof;

             (e) shares of Common Stock issued in connection with any stock split, stock dividend or recapitalization by the Company;

             (f) shares of Common Stock issued upon conversion of the Preferred Stock or exercise of the Warrants;

             (g) any Equity Securities issued pursuant to any equipment leasing arrangement, or bank financing approved by the Board of Directors.

5.       CO-SALE RIGHTS

         5.1 PURCHASE RIGHTS; CO-SALE RIGHTS.

             (a) TRANSFER NOTICE. If a Purchaser proposes to sell or transfer any of the Shares or the Common Stock of the Company issued or issuable upon conversion of the Shares ("Co-Sale Stock"), then such Purchaser (the "Transferor") shall promptly give written notice (the "Transfer Notice") simultaneously to the Company and to each of the other Purchasers at least thirty (30) days prior to the closing of such sale or transfer. The Transfer Notice shall describe in reasonable detail the proposed sale or transfer including, without limitation, the number of shares of Co-Sale Stock to be sold or transferred, the nature of such sale or transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee. In the event that the sale or transfer is being made pursuant to the provisions of Section 5.2 hereof, the Transfer Notice shall state under which sub-section thereof the sale or transfer is being made.

             (b) PURCHASE RIGHT. Each Purchaser (other than the Transferor) shall have the right, exercisable upon written notice to the Transferor within fifteen (15) days after delivery of the Transfer Notice to purchase its pro rata share of the Co-Sale Stock subject to the Transfer Notice on the same terms and conditions as described in the Transfer Notice. In the event that a Purchaser requires regulatory approval from the U.S. Small Business Administration, or its successor, in order to exercise its rights under this Section 5.1, the fifteen
(15) day period referred to in the preceding sentence may be extended by up to an additional fifteen (15) business days upon the reasonable request of such Purchaser.

             (c) CO-SALE RIGHT. Each Purchaser who does not exercise its rights pursuant to Section 5.1(b) above shall have the right, exercisable upon written notice to the Transferor within ten (10) days after expiration of the notice period described in Section 5.1(b) to participate in the sale of Co-Sale Stock described in the Transfer Notice on the same terms and conditions. The notice delivered by any Purchaser exercising its rights under this Section 5.1(c) shall indicate the number of Shares (or shares of Common Stock issued or issuable upon conversion of such Shares) such Purchaser wishes to sell under its right to participate. To the extent one or more Purchasers exercise such right of participation in accordance with the terms and conditions set forth below, the number of shares of Co-Sale Stock that the Transferor may sell in the transaction shall be correspondingly reduced.

                 (i) Each Purchaser may sell all or any part of that number of Shares (or shares of Common Stock) equal to the product obtained by multiplying
(i) the aggregate number of shares of Co-Sale Stock covered by the Transfer Notice by (ii) a fraction the numerator of which is the number of shares of Common Stock owned by such Purchaser at the time of the sale or transfer (calculated as if all Shares were converted to Common Stock) and the denominator of which is the total number of shares of Common Stock owned by the Purchasers (not including the Transferor) and the Transferor at the time of the sale or transfer.

                 (ii) Each Purchaser who elects to participate in the sale pursuant to this Section 5.1(c) (a "Participant") shall effect its participation in the sale by promptly delivering to the Transferor for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent:

             (A) the type and number of shares of Common Stock which such Participant elects to sell; or

             (B) that number of Shares which is at such time convertible into the number of shares of Common Stock which such Participant elects to sell; provided, however, that if the prospective purchaser objects to the delivery of Series A or Series B Preferred Stock in lieu of Common Stock, such Participant shall convert such Series A or Series B Preferred Stock into Common Stock and deliver Common Stock as provided in Section 5.1(c)(ii)(A) above. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser.

                 (iii) The stock certificate or certificates that the Participant delivers to the Transferor pursuant to Section 5.1(c)(ii) shall be transferred to the prospective purchaser in consummation of the sale of the Common Stock pursuant to the terms and conditions specified in the Transfer Notice, and the Transferor shall concurrently therewith remit to such Participant that portion of the sale proceeds to which such Participant is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from a Participant exercising its rights of co-sale hereunder, the Transferor shall not sell to such prospective purchaser or purchasers any Co-Sale Stock unless and until, simultaneously with such sale, the Transferor shall purchase such shares or other securities from such Participant on the same terms and conditions specified in the Notice.

                 (iv) The exercise or non-exercise of the rights of the Participants hereunder to participate in one or more sales of Co-Sale Stock made by any Transferor shall not adversely affect their rights to participate in subsequent sales of Co-Sale Stock.

             (d) COMPLETION OF ORIGINAL TRANSFER. If none of the Purchasers elect to participate in the sale of the Co-Sale Stock subject to the Transfer Notice, the Transferor may, not later than sixty (60) days following delivery to the Company of the Transfer Notice, enter into an agreement providing for the closing of the transfer of the Co-Sale Stock covered by the Transfer Notice within thirty (30) days of such agreement on terms and conditions not more favorable to the transferor than those described in the Notice. Any proposed transfer on terms and conditions more favorable than those described in the Transfer Notice, as well as any subsequent proposed transfer of any of the Co-Sale Stock by the Transferor, shall again be subject to the co-sale rights of the Purchasers and shall require compliance by the Transferor with the procedures described in this Section 5.1.

         5.2 EXEMPT TRANSFERS.

             (a) Notwithstanding the foregoing, the Purchasers' rights described in 5.1 shall not apply to (i) any transfer to any subsidiary, parent, entity controlled by the parent, shareholder, or general or limited partner of a Purchaser, (ii) any pledge of Co-Sale Stock made pursuant to a bona fide loan transaction with a financial institution that creates a mere security interest,
(iii) any transfer to the ancestors, descendants, spouse or estate of a Purchaser or any trusts for the benefit of such persons, (iv) any bona fide gift; provided that the recipient of any of the foregoing exempt transfers shall furnish the Company with a written agreement to be bound by and comply with all provisions of this Agreement. Any Co-Sale Stock transferred pursuant to this
Section 5.2(a) shall remain "Co-Sale Stock" hereunder.

             (b) Notwithstanding the foregoing, the provisions of Article V shall not apply to the sale of any Co-Sale Stock to the public pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act").

         5.3 PROHIBITED TRANSFERS.

             (a) In the event that a Transferor should sell any Co-Sale Stock in contravention of the co-sale rights of each Purchaser under this Agreement (a "Prohibited Transfer"), each Purchaser (other than the Transferor) in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided below, and the Transferor shall be bound by the applicable provisions of such option.

             (b) In the event of a Prohibited Transfer, each Purchaser (other than the Transferor) shall have the right to sell to the Transferor the type and number of shares of Common Stock equal to the number of shares each Purchaser would have been entitled to transfer to the purchaser under Section 5.1(c) hereof had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof. Such sale shall be made on the following terms and conditions:

             (c) The price per share at which the shares are to be sold to the Transferor shall be equal to the price per share paid by the purchaser to the Transferor in the Prohibited Transfer. The Transferor shall also reimburse each Purchaser for any and all fees and expenses, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Purchaser's rights under this Article V.

             (d) Within ninety (90) days after the later of the dates on which the Purchaser (a) received notice of the Prohibited Transfer or (b) otherwise became aware of the Prohibited Transfer, each Purchaser shall, if exercising the option created hereby, deliver to the Transferor the certificate or certificates representing shares to be sold, each certificate to be properly endorsed for transfer.

             (e) The Transferor shall, upon receipt of the certificate or certificates for the shares to be sold by a Purchaser, pursuant to this Section 5.3(e), pay the aggregate purchase price therefor and the amount of reimbursable fees and expenses, as specified in Section 5.3(c), in cash or by other means acceptable to the Purchaser.

             (f) Notwithstanding the foregoing, any attempt by the Transferor to transfer Co-Sale Stock in violation of Section 5.1 hereof shall be voidable at the option of a majority in interest of the Purchasers (other than the Transferor) if such Purchasers do not elect to exercise the put option set forth in this Section 5.3, and the Company agrees it will not effect such a transfer nor will it treat any alleged transferee as the holder of such shares without the written consent of a majority in interest of the Purchasers (other than the Transferor).

         5.4 LEGEND.

             (a) Each certificate representing shares of Co-Sale Stock now or hereafter owned by the Purchasers or issued to any person in connection with a transfer pursuant to Section 5.2.1 hereof shall be endorsed with the following legend:

         "THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN CO-SALE AGREEMENT BY AND BETWEEN THE HOLDER, THE COMPANY AND CERTAIN HOLDERS OF STOCK OF THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY."

             (b) Each Purchaser agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in Section 5.4.1 above to enforce the provisions of this Agreement and the Company agrees to promptly do so. The legend shall be removed upon termination of this Agreement.

         5.5 TERMINATION OF RIGHTS. The co-sale and purchase rights established by this Article V shall terminate upon the closing of an underwritten public offering of Common Stock of the Company made pursuant to an effective registration statement under the Securities Act.

6.       MISCELLANEOUS.

         6.1 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware.

         6.2 SURVIVAL. The representations, warranties, covenants, and agreements made herein shall survive any investigation made by any Holder and the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.

         6.3 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.

         6.4 SEPARABILITY. In case any provision of the Agreement shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         6.5 AMENDMENT AND WAIVER.

             (a) Except as otherwise expressly provided, this Agreement may be amended or modified only upon the written consent of the Company and the holders of at least sixty-six and two-thirds percent (66-2/3 %) of the Registrable Securities.

             (b) Except as otherwise expressly provided, the obligations of the Company and the rights of the Holders under this Agreement may be waived only with the written consent of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the Registrable Securities.

             (c) Notwithstanding the foregoing, Purchasers acquiring Shares and Warrants pursuant to paragraph 2.3 of the Purchase Agreement shall become "Investors", "Holders" and parties hereto upon delivery of a fully executed signature page to this Agreement.

         6.6 DELAYS OR OMISSIONS. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any Holder, upon any breach, default or noncompliance of the Company under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any Holder's part of any breach, default or noncompliance under the Agreement or any waiver on such Holder's part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to Holders, shall be cumulative and not alternative.

         6.7 NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature pages hereof or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.

         6.8 ATTORNEYS' FEES. In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

         6.9 TITLES AND SUBTITLES. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

         6.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Agreement as of the date set forth in the first paragraph hereof.

COMPANY:

COULTER PHARMACEUTICAL, INC.
550 California Avenue
Suite 200
Palo Alto, CA  94306



By:        /s/ ARNOLD ORONSKY
   ---------------------------------
         Chief Executive Officer





                           INVESTORS' RIGHTS AGREEMENT

                                    EXHIBIT A


PURCHASERS OF SERIES A PREFERRED STOCK


Coulter Corporation
InterWest Partners V, L.P.
InterWest Investors V


PURCHASERS OF SERIES B PREFERRED STOCK

InterWest Partners V, L.P.
InterWest Investors V
Harvey B. Cash, IRA
David F. Bellet, Trustee
  D.F. Bellet Profit Sharing
  DLSJ Custodian FBO
The Richard M. Lucas Cancer Foundation
Donald L. Lucas Profit Sharing Trust, U/A/D 1/1/84


PURCHASERS OF SERIES C PREFERRED STOCK

InterWest Partners V, L.P.
InterWest Investors V
Brentwood Associates VII, L.P.
BankAmerica Ventures
BA Venture Partners II
Delphi Ventures III, L.P.
Delphi Investments III, L.P.
Coral Partners IV, L.P.
MedVenture Associates II
Rainin Instrument Co., Inc.
Bigham Charitable Trust
Alan G. Carr
Axiom Venture Partners, L.P.
Bryan Oronsky
Luke Evnin
GC&H Investments
Bay View Investors
F. Louis Behrends, Trustee
  The Behrends Law Offices Profit Sharing Plan, Dtd. 10/23/84
Brendan Joseph Cassin & Isabel B. Cassin, Trustees
  Cassin Family Trust, UDT 1/31/96
Christianson Investment Co.



                           INVESTORS' RIGHTS AGREEMENT

Tako Ventures
Bank of America Illinois, as Trustee For Walter S.  Huff, Jr.
  IRA Rollover Trust
Gerdes-Huff Investments
San Francisco International Investors
Richard M. Lucas Cancer Fdn.
Donald L. Lucas & Lygia S. Lucas Trust DTD 12/3/84
Sand Hill Financial Company
Royal Wulff Investment Group, L.P.
Clearwater Ventures
Transylvania University
Monmouth College
Teton Capital Company
Jackson Hole Investments Acquisitions, L.P.
Arnold Silverman



                           INVESTORS' RIGHTS AGREEMENT